NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 16, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 4, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Business Reorganization which became effective on September 4, 2019, each share of 6.375% Series B Preferred Share of Apollo Global Management, LLC (Old) was deemed to represent one (1) share of 6.375% Series B Preferred Stock of Apollo Global Management, Inc. (New) on a share for share basis. This form is only for the removal from listing on the Exchange of the 6.375% Series B Preferred Share of Apollo Global Management, LLC (Old), and not a termination of the registration of the 6.375% Series B Preferred Stock of Apollo Global Management, Inc. (New) under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on September 4, 2019.